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                                                                     EXHIBIT ___


                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION

         Rhonda F. Pederson and Steve P. Loomis hereby certify that:

         1. They are the President and Secretary, respectively, of CardioDynamics International Corporation, a California corporation.

         2. Article THREE of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

                 "ARTICLE THREE: This corporation shall have one class of authorized capital stock. The title of such class is Common Stock. The authorized number of shares of Common Stock is 50,000,000."

         3. Article FOUR of the Articles of Incorporation of this corporation is deleted in its entirety.

         4. Article FIVE of the Articles of Incorporation of this corporation is renumbered to become Article FOUR.

         5. The foregoing amendments of the Articles of Incorporation have been duly approved by the Board of Directors.

         6. The foregoing amendments of the Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The current total number of outstanding shares of the corporation is 32,055,743 shares of Common Stock. Although no Preferred Stock of the corporation is currently outstanding, at the time the shareholders voted on the amendment 183,115 shares of Preferred Stock were outstanding (together with 31,872,628 shares of Common Stock). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent of all outstanding shares, and more than 50 percent of all outstanding shares of Common Stock, and more than 50 percent of all outstanding shares of Preferred Stock. Subsequent to the shareholder vote, all outstanding shares of Preferred Stock were converted into Common Stock, and no shares of Preferred Stock remain outstanding.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED:  August 14, 1997

                                       /s/ RHONDA F. PEDERSON
                                       ___________________________________
                                       Rhonda F. Pederson, President

                                       /s/ STEVE P. LOOMIS
                                       ___________________________________
                                       Steve P. Loomis, Secretary